Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-189066 on Form S-3 of our report dated February 27, 2013, relating to the consolidated financial statements and financial statement schedule of Spectra Energy Partners, LP and subsidiaries, and the effectiveness of Spectra Energy Partners, LP and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of Spectra Energy Partners, LP for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

September 9, 2013